UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2022
Date of Report (Date of Earliest Event Reported)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York 14513
(Address of principal executive offices) (Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.10 par value per share	ULBI	NASDAQ
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangement of Certain Officers

On November 22, 2022, the Board of Directors of Ultralife Corporation (the “Company”) appointed Michael E. Manna as the Company’s President & CEO and as a member of the Board of Directors, replacing Michael D. Popielec who is leaving the Company and resigning from his position as a member of the Board of Directors. Mr. Popielec has acknowledged that his resignation is not based on any disagreements between him and the Company relating to the Company’s operations, policies or practices.

Mr. Manna, 52 years old, has been employed by the Company for almost thirty years, serving in a variety of leadership roles of increasing responsibility across engineering, operations, product development, research & development and sales, and for the last three years as leader of the Company’s Battery & Energy Products segment.

There are no arrangements or understandings between Mr. Manna and any other persons pursuant to which Mr. Manna was selected as an officer, nor are there any family relationships between Mr. Manna and any of the Company’s Directors or Officers. Neither Mr. Manna nor any of his immediate family members has any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

There is no employment agreement in place between Mr. Manna and the Company. In connection with Mr. Manna’s appointment as President and CEO, his annual base salary has been increased to $375,000 per year, pro-rated to reflect the remaining portion of calendar year 2022. In addition, for the calendar year 2022, Mr. Manna is eligible for an annual bonus based on financial performance measures consisting of the Company’s consolidated operating profit and the 2022 revenues of the Company’s Battery and Energy Products segment.

Under the terms of his Employment Agreement dated December 6, 2010, Mr. Popielec’s departure as an Officer and member of the Company’s Board of Directors is an involuntary termination requiring sixty days advance notice. During this period which began November 22, 2022 and ends January 20, 2023, Mr. Popielec will continue his employment with the Company and help ensure a smooth leadership transition.

In connection with the termination of his employment, Mr. Popielec will be entitled to receive the following severance benefits under the terms of his Employment Agreement:

●
Salary, any unpaid bonus from the prior year, and the cash value of any accrued Paid Time Off through January 20, 2023 plus continued salary for a period of twelve months thereafter in accordance with the Company’s regular payroll schedule;

●	A pro-rata amount (calculated on a per-diem basis) of the full year bonus which Mr. Popielec would have earned for the 2023 calendar year;

●
Acceleration of vesting of all outstanding stock options held by Mr. Popielec; however that the acceleration shall not cover more than eighteen months from January 20, 2023, and all such options shall remain exercisable for one year from January 20, 2023;

●	Continuation of health benefits for Mr. Popielec, his spouse and any dependent children for a period of twelve months following January 20, 2023.

The foregoing description of the termination benefits provided by Mr. Popielec’s Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.40 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2011 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On November 22, 2022, the Company issued a press release announcing the appointment of Michael E. Manna as President & CEO to replace Michael D. Popielec who is leaving the Company. A copy of the press release is furnished as Exhibit 99.1 attached hereto.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release of Ultralife Corporation dated November 22, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2022		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer